EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Unico American Corporation on Form S-8 [File No. 333-257850] of our report dated July 11, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Unico American Corporation as of December 31, 2021 and for the year then ended, which report is included in this Annual Report on Form 10-K of Unico American Corporation for the year ended December 31, 2021.

/s/ Marcum LLP

Hartford, CT

July 11, 2022